Exhibit 99.2

Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, you’re online for the Power Integrations Conference Call. At this time we’re still gathering additional participants and we’ll be under way momentarily. Thank you for your patience and please remain online. Please stand by; we’re about to begin.

Good afternoon and welcome to the Second Quarter 2004 earnings conference call for Power Integrations. Today’s call is being recorded. At this time, I would like to turn the conference call over to Mr. Joe Shiffler, please go ahead.

Joe Shiffler, Director, Investor Relations & Corporate Communications

Good afternoon and thank you for joining us. I’m Joe Shiffler, Director of IR & Corporate Communications for Power Integrations. It’s a pleasure to be hosting our quarterly call for the first time since joining the company and I look forward to working with all of you going forward.

This afternoon we issued a press release outlining our second quarter results. That release has been sent directly to those of you on our distribution list and is also available on our website, www.powerint.com. With me today on the call are Balu Balakrishnan, President and CEO of Power Integrations and John Cobb, our Chief Financial Officer. Balu and John each have a brief set of prepared remarks, after which we’ll take your questions. Before we begin, however, I would like to caution you that our discussion today including the Q&A session will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as will, believe, should, expect, outlook, estimate, and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that is by its nature dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC. With that, I’ll turn the call over to Balu.

Balu Balakrishnan, President and Chief Executive Officer

Thank you, Joe, and good afternoon everyone. We are very pleased today to report strong results for the second quarter. Our revenues grew 21 percent year-over-year and more than 5 percent sequentially coming in at 35.9 million dollars. That is the high end of our guidance and it represents record revenues for Power Integrations. While we grew revenues 21 percent year-over-year, operating expenses grew less than 2 percent in the second quarter, as a result we were able to achieve the high end of our earnings guidance at $0.15 per share. The gross margin was 46 percent this quarter, down from 48.9 percent last quarter as expected. The primary reason for the decline as we explained in the last earnings call was lower overhead absorption as we reduced our inventories earlier this year. To a lesser extent, the strengthening of the Japanese yen over the last year also contributed to the decline. The effect of the inventory reduction is now behind us and as a result we expect to see gross margin increase to approximately 48 percent in the third quarter.

From a market performance perspective, our diversification efforts are really bearing fruit for us. Despite relatively modest growth in our communications market, we achieved strong overall revenue growth for the quarter, thanks to continued strong performance in our other markets, namely, consumer, computer and industrial. In particular, our continued penetration in PC standby, set-top box, DVD, home-appliance and industrial applications was a major contributor to our

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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growth. In terms of products, TOPSwitch-GX and TinySwitch-II continued to ramp very nicely with each having dozens of design wins this quarter, and our newer products LinkSwitch and DPA-Switch, continued to gain market acceptance.

On the intellectual property front, we added ten U.S. and two foreign patents, which is an all-time record for a single quarter. Our portfolio now includes 94 U.S. and 64 foreign patents. We also initiated a foreign patent infringement suit in order to enforce our intellectual property rights. I will talk a bit more about that in a moment.

Now let me move on to the specifics about each of our markets. Revenues from our consumer market, which we now believe will be our largest market this year, grew 43 percent year-over-year and 13 percent sequentially. This growth is coming from a diverse mix of applications. In set-top box applications for example, we were up more than 90 percent year-over-year. In DVD player applications, we grew more than 80%. In home appliances, where energy efficiency is very important, we grew nearly 40 percent. Obviously we are growing substantially faster than the end market for each of these applications. So we are gaining market share very quickly.

Moving to our communications market, revenues were up 5 percent year-over-year and down 7 percent sequentially. We believe the sequential decline was due primarily to softness in certain segments of the cell-phone market and to the transition to our lead-free products at some charger manufacturers.

Looking at the year-over-year perspective, our unit shipments for the cell-phone applications grew at a rate consistent with the end market. However, revenue grew only slightly due to a mix shift to lower-power devices and lower ASPs. Nevertheless, we remain very optimistic about our revenue growth prospects in cell-phones. Until recently, we could cost effectively address only high-end cell-phone chargers, which constitute less than half of the cell-phone market. However, with LinkSwitch, we address linear transformers used in lower-end chargers, which are able to attack the entire cell-phone charger market. As such, we believe we have a second stage of growth ahead of us in the cell-phone applications.

I should add that while we are diversifying our overall business, there is a diversification story even within the communications market. Within the cell-phone business, we have added several new end customers in the last year including LG and Alcatel. Also, communication applications other than cell-phone chargers grew 38 percent year-over-year and 9 percent sequentially. These applications include voice-over-IP phones, network hubs, modems and wireless access points.

Moving to our computer market, revenues grew 18 percent year-over-year and 23 percent sequentially. PC standby is the key driver here with server standby also contributing significantly. Our LCD monitor business grew year-over-year, though growth has moderated somewhat recently. This is due to end market weakness and to competition from System General, a Taiwanese semiconductor company. We believe that System General’s controller chip, which is used in discrete solutions, violates several of our patents. As you know, we have initiated a lawsuit against them in order to enforce our patents.

In the industrial market, revenues grew 21percent year-over-year although, they declined sequentially. This is a very fragmented market so quarterly fluctuations are difficult to anticipate or explain. The year-over-year growth was driven mainly by applications such as industrial and motor controls. We continue to see strong ongoing design activity across a number of industrial applications.

Our expected revenue mix by market for 2004 is consumer 34percent, communications 32 percent, computer 21percent, industrial 9 percent and other 4 percent.

Now let me say a few words about each of our products.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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TopSwitch-GX and Tiny-II are in full stride, showing strong design wins and design activity across all of our AC to DC markets and providing the primary engines of growth. TopSwitch-GX, which addresses applications between 10 and 250 watts, had design wins this quarter in a wide range of applications. It is the key driver behind our success in set-top boxes, where we won several new designs this quarter. TopSwitch-GX also won designs in DVD player, PC standby, LCD monitors and TVs and a number of other consumer and industrial products.

TinySwitch-II, which addresses applications between 2 and 20 watts, also achieved design wins in all four of our major market segments. Design wins included cell-phone chargers, PC standby, TV standby, DVD players, home appliances and industrial applications.

We added two new products to the TinySwitch-II family this quarter, with the introduction of Tiny-263 and Tiny-265. These products enable us to offer customers the ability to choose the lowest cost product for the power level they need.

Turning to our most recently introduced products, LinkSwitch and DPA-Switch.

Our LinkSwitch product is intended to displace linear transformers, also known as energy vampires. Linear transformers are still the most common solution for applications below 3 watts, but they will ultimately be squeezed out of the market by energy-efficiency regulations. This is a very high-volume market with greater than a billion units annually. A large portion of that total is in the cell-phone market, where more than half of all chargers are currently linear transformers as I mentioned a moment ago. LinkSwitch also opens up opportunities for us in applications such as cordless phones as well as countless small appliances and industrial applications.

LinkSwitch remains in the design phase or design in-phase with a modest revenue contribution at this point in its life cycle, which is typical of our products. We won designs in the consumer, communications and industrial market this quarter including a high-volume design win with another major cell-phone OEM. To-date, LinkSwitch has won high-volume charger designs at four major cell-phone OEMs.

While the pace of design wins with LinkSwitch has met our expectations, the revenue ramp has been slower than initially projected by customers due to softness in segments of the cell phone market and delays in introduction of new products. As a result, LinkSwitch will not contribute as much revenue this year as we initially expected. However, we believe this is simply a short-term delay in the revenue ramp, and we remain very optimistic about the growth prospects of LinkSwitch.

DPA-Switch, our first DC-to-DC product family designed for distributed power architectures up to 100 watts, continues on its design-in ramp. We won a number of low-volume designs during the quarter and a medium-volume design for a stackable Ethernet switch at Cisco. We are excited about the first entry of our DPA-Switch family into a large telecom OEM. Design activity continues in all target applications including power over Ethernet, which is addressed by our recently introduced extension to the family. As previously stated, this is a brand new market for us and also because it’s a highly fragmented market we expect revenue from this family to grow gradually over the next few years.

Our forecast for revenue mix by product family is now: TinySwitch I and II at 50 percent, TopSwitch-FX and GX at 30 percent, TopSwitch I and II at 14 percent and LinkSwitch and DPA-Switch combined at 6 percent.

Let me provide a brief update on energy-efficiency, where trends remain highly favorable for us. First I’m happy to report that Power Integrations’ EcoSmart technology is now generating energy savings at an estimated rate of more than a million dollars per day worldwide. Of course, that rate

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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continues to accelerate as we gain market share and more EcoSmart devices are sold around the world. Total estimated savings since inception of EcoSmart now exceed 620 million dollars. For every dollar spent on Power Integrations EcoSmart ICs to replace older technologies we estimate that consumers save $10 to $15 dollars on their electricity bills over a five-year period.

Numerous standards are in development around the world to improve the energy efficiency of a broad range of electronic products. For example, the EPA has proposed an Energy Star specification for external power supplies including a limit on no-load consumption as well as minimum efficiency requirements during normal operation. These guidelines are scheduled for release in September at the international power supply exhibition in Beijing. In addition, the EPA is working with many other countries including China to harmonize energy-efficiency standards around the world.

The new type European Union Code of Conduct guidelines for external power supplies are scheduled to take effect January 1, 2005. These standards impose tough requirements for no-load consumption, which are very difficult to meet with linear transformer designs. As a result, we continue to see an increase in the level of design activity to meet the standards, especially in cell phones and cordless phones.

These developments are clearly beneficial for Power Integrations both short term and long term. Our products enable manufacturers to meet all current and proposed energy efficiency standards, and we believe we are positioned as a provider of choice by the manufacturers faced with ever- tightening requirements.

Now let me turn to the competitive pricing environment.

The competitive pricing at high-volume power supply manufacturers continues to be aggressive, but relatively stable. The slight increases in competitive pricing we saw at lower—volume manufacturers in the first quarter appear to have leveled off. We believe this is due to the recent softness in overall market demand, which has eased capacity issues and reduced lead times for competing discrete and integrated components.

On the flip side, we continue to reduce our manufacturing costs, which should help us offset price erosion and allow us to be more aggressive in the marketplace while maintaining our margins. As we have mentioned before, we are shifting an increasing amount of our testing offshore, which will help us reduce test costs over the next two years. We are also making significant strides in reducing test times and improving our process technology to further reduce cost.

Finally, let me add a few words about our outlook before I turn it over to John.

We’re looking ahead to significant growth in the second half of the year. As we have said in the past, we expect a majority of our growth to result from market penetration regardless of cyclical factors and growth rates in the end market. Thus despite the reported softness in some of the end markets, we expect our results for the year to be within the ranges we provided at the beginning of the year. We now expect revenues for the year to be between $150 million and $155 million dollars, which is the lower half of the range we initially provided. John will provide additional detail on the guidance in a moment.

In summary, we are very pleased with our second quarter performance and we believe that we are well positioned for growth in the remainder of the year. Our products are showing great traction in the marketplace across a very broad array of applications. We are doing very well in terms of penetrating our addressable market and we are taking advantage of our operating expense leverage to drive higher profitability. I will now turn the call over to John to review the financials. John?

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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John Cobb, Chief Financial Officer

Thank you Balu. We are very pleased with our financial results for the second quarter. As Balu said, we achieved the high-end of both our revenue and earnings guidance, demonstrated considerable operating-expense leverage and further strengthened our already-excellent balance sheet, increasing our cash balance and reducing our inventory.

Now, on to the details. Net revenues for the second quarter were 35.9 million dollars, an increase of 21 percent from the 29.8 million dollars reported in the same period last year, and an increase of 5 percent from the 34.2 million dollars reported in the first quarter. In the second quarter, our 10 percent customers were distributors Memec and Synnex at 19 percent and 18 percent respectively and Samsung at 11 percent. Distributors accounted for 55 percent of revenue for the quarter and as a reminder, we recognize revenue on sell-through, not sell in. Average selling price for the quarter was 48 cents and turns orders comprised 69 percent of revenue.

For the quarter, our gross margin was 46 percent of net revenue, in line with our guidance. This compares to 50.8 percent in the second quarter of 2003 and 48.9 percent in the first quarter. As we have explained, the decline in gross margin was due primarily to lower absorption of fixed overhead, as we scaled back production earlier in the year in order to reduce our inventory. To a lesser extent the impact of a stronger yen over the last year also contributed to the decline in gross margin. We expect our gross margin to improve to approximately 48 percent in the third quarter and we expect gross margins for the full year to be about 48 percent as well.

Operating expenses in the second quarter were 10.1 million dollars compared to 9.9 million dollars in the same period last year and 9.8 million dollars in the first quarter. Overall, operating expenses as a percentage of revenue declined to 28 percent in the second quarter from 33.2 percent in the same period last year. Demonstrating the operating expense leverage in our financial model, our revenue increased 21 percent year-over-year, while our operating expenses increased less than 2 percent.

Income from operations in the second quarter was 6.5 million dollars or 18.0 percent of net revenues. This compares to 5.2 million dollars or 17.5 percent in the same period last year and $6.8 million dollars or 20 percent in the first quarter. In the third quarter we expect operating margins in the range of 21 to 22 percent.

Net income for the second quarter was 5.0 million dollars or 15 percent of net revenue compared with $4.2 million dollars or 13.9 percent in the same period last year and $5.1 million dollars or 15 percent last quarter.

Earnings per share for the second quarter of 2004 on a diluted basis were 15 cents per share on approximately 32.6 million shares outstanding. This compares with 13 cents per share in the second quarter of 2003, and 16 cents per share last quarter.

We have revised our effective tax rate for 2004. Previously we were estimating a 28 percent tax rate. However, as a result of higher-than-expected tax benefits from our international operations we are now estimating that our effective tax rate will be 26 percent. Our second quarter financial statements reflect a year-to-date adjustment down to the 26 percent rate. The full-year impact of the change should amount to about 2 cents per share, though the adjustment did not change our EPS for the second quarter. We were at $0.15 cents with or without this adjustment.

Moving to the balance sheet.

Cash and investments at the end of the second quarter were 134.9 million dollars, an increase of 11.4 million dollars from the prior quarter. During the second quarter we generated 11.7 million dollars of cash from operations. Net accounts receivable were 13.1 million dollars at the end of the second quarter, down from 13.3 million dollars in first quarter. Days sales outstanding on net receivables at the end of the quarter were 33 days compared to 35 days the preceding quarter.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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Inventories at the end of the second quarter were 19.8 million dollars, a decrease of $1.5 million dollars from 21.3 million dollars in the first quarter. Inventory turns in the second quarter increased to 3.9 from 3.3 in the first quarter. In the third quarter we expect inventories to remain in our target range of 3 to 4 turns.

Turning now to the outlook for the balance of the year. As Balu noted, we expect 2004 revenues to be in a range of 150 million dollars to 155 million dollars, which is within the range we provided in January. Again, full-year gross margin is expected to be approximately 48 percent, which is the midpoint of the range provided in January. Earnings per share including the 2 cent positive impact of the lower tax rate are expected to be in the range of 72 to 77 cents, also within our prior guidance.

As always, with our high-level of turns business forecasting is quite challenging. This is particularly true for the third quarter. The months of September and October are typically stronger than other months. But since these months straddle two quarters it is difficult to predict how much business will come in the third quarter and how much will come in the fourth. That said, based on information available today, our estimate for sequential revenue growth is between 6 and 12 percent for the third quarter. We require turns orders in the mid 70 percent range in order to meet the mid point of this guidance. This level of turns business would be slightly higher than last year’s third-quarter number. Gross margin for the third quarter is expected to be approximately 48 percent, and we expect EPS to be between 18 and 21 cents.

That concludes our prepared remarks. And now I’ll turn it back to Joe. Joe?

Joe Shiffler, Director Investor Relations & Corporate Communications

Thanks John. Before we take questions, I would like to mention a couple of upcoming conference appearances. We will be at the Adams Harkness Summer Seminar in Boston on August 3rd, and then the SG Cowen Technology Conference also in Boston on September 10. We look forward to seeing many of you there.

And now operator could you please open the line for questions?

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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QUESTION AND ANSWER SECTION

Operator: Thank you ladies and gentleman, if you would like to ask a question at this time you may do so by pressing the “*” key followed by the digit “1” on your touch tone telephone. Again “*” “1” for questions or comments at this time. It’s “*” “2” to remove yourself should you find your question has been answered. Also if you are using a speakerphone please be sure to pick up your handset or make sure that mute function is turned off in order for your signal to reach our equipment. Again “*” “1” for questions or comments at this time. And we will pause for only a moment to assemble our question roster. We will take our first question from Steve Smigie with Raymond James.

<Q – Steven Smigie>: Great. Thank you very much. My first question is with regards to the guidance for the 6 percent to 12 percent sequential growth. Obviously in the past couple quarters, pretty strong growth in the third quarter. You had mentioned maybe something that gets pushed off into October, and I guess my question is that why you’re guiding I think somewhat lower than some of the growth paths we have seen last couple of years in – in this sort of time frame?

<A – Balu Balakrishnan>: What we are seeing is since the beginning of June the bookings have slowed down or are below our normal expectations. And I think this is something that everybody else was seeing and it continues to be below normal for the first three weeks of July and so we – based on what we have gathered from our sales people, it looks like we will have a stronger Q4 than Q3, because the customers are delaying their purchases in Q3 and to a large extent it will depend on which month it will stronger, whether it will be September or October. So, our best estimate at this point is 6 percent to 12 percent in Q3, which would translate to higher than normal growth for Q4.

<Q – Steven Smigie>: Right, so it sounds like it’s – it’s more just a shifting a little bit of a push out rather than demand sort of drying up in general?

<A – Balu Balakrishnan>: Yeah, it looks like everybody is seeing that; there is slowness in bookings now. We expect that to change in August and September. We expect the bookings to get much stronger as people get ready to build the products their holiday season.

<Q – Steven Smigie>: Right. Thanks. And my second question relates to the – the cell phone business. Is the weakness that you experienced there related to some market share losses or is it more of a particular weakness say in one specific segment, maybe the sort of mom and pop shops in China versus say Motorola or same type business?

<A – Balu Balakrishnan>: We have not lost any market share that we can – you know, we – anything material in this year, in 2004. So, the softness comes from China where the end demand seems to be significantly softer. It also comes from some customers of ours, transitioning to lead-free products as you know, a lot of customers are now moving to lead-free. And so there are some transitional issues in terms of switching over from the regular products to lead-free products.

<Q – Steven Smigie>: Okay. Thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We will go next to Vernon Essi with Janney Montgomery Scott.

<Q – Vernon Essi>: Yes, thank you. First off just on the financial side, why don’t you give us a little bit of more color on the operating expenses John, as we go into the third and fourth quarter. I appreciate the margin guidance but these are kind of bounce around a little bit. Can you dive in a little more for us?

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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John Cobb>: So, in terms of operating expenses for the third quarter we would expect our operating expenses to increase about 2 percent to 3 percent sequentially. And that would be pretty – pretty consistent across the three elements. And then in the fourth quarter, we expect the operating expenses maybe they go up 4 percent to 5 percent beyond the third quarter.

<Q – Vernon Essi>: Okay. And if I – just any reason in particular – you mentioned this and missed in my notes here, on G&A why it bumped so heavily?

<A – John Cobb>: Yeah. G&A increased for two reasons. One was the legal cost incurred relating to our patent infringement suit and then secondly is the Sarbanes-Oxley 404. We are in process of doing all the documentation and the evaluation and the testing and so we have some outside people that are helping us to do that. So, that was a main reason for the increase in that area.

<Q – Vernon Essi>: And just to dive in on that – that would you would be expecting that to decline on a dollar basis sequentially or be flat?

<A – John Cobb>: That piece of it is probably down a bit slightly in the Q3 and then hopefully maybe down – the Sarbanes-Oxley 404 maybe down a bit more in Q4.

<Q – Vernon Essi>: Okay. And then just on the macro here and then I will hand the line over. I want to just – if you can discuss the pricing environment. It sounds to me as though you have some folks out there that don’t want to take supplies until later in the year on their pull rates. Is that coming into the pricing equation, I mean, you are seeing a little bit of ASP erosion here? Is that something we should expect to continue for the rest of the year and can you give us some comfort that it may or may not happen?

<A – Balu Balakrishnan>: Well, as I mentioned, the pricing continues to be aggressive at our large-volume customers. You know, they never went up, I mean we were hoping that they would go up. We saw some price increases on discrete components and individual components on the smaller-volume customers and that has leveled off. But, the higher-volume customers that – they have stayed, they are relatively stable, but they have not gone up.

<Q – Vernon Essi>: But, I mean just seems that your ASP has been declining the last couple of quarters and I – I am just curious if you are expecting this to sort of – it sounds like you’re saying this will stabilize in the first year?

<A – Balu Balakrishnan>: Well, the significant part of that is a mix rather than a price erosion, because as you go to lower power levels on DVDs and so forth and so on the component that we sell at lower power levels is lower ASP.

<Q>: Okay.

<A – Balu Balakrishnan>: Because many of these products have gone to lower power levels.

<Q – Vernon Essi>: And then – well, I guess – and then this just to back up – a part of my question, is there any particular reason in particular from your customers discussions and dialogues why there would be sort of a postponement until the September-October timeframe before they start increasing their Orders. Is that more of a demand based environment from their perspective or is this jockeying for price perspective?

<A – Balu Balakrishnan>: Yeah, to the best we can understand there are couple of factors, one is that it looks like the overall market they were more optimistic than they should have been in the first half of the year. So that they ended up building more products and I think they are taking a breather now because the end market from everything we have heard and has been reported is – appears to be softer in the second half than people were expecting. And so we expect our bookings to pick up

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in August-September time frame, which means that it’s kind of shifted out a little bit in time. And that’s also the reason we actually moved our yearly guidance to the lower half of our range, because the end markets we believe are going to be softer than originally thought.

<Q Vernon Essi>: Okay. Thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We will take our next question from Lee Zeltser with Needham & Company.

<Q – Lee Zeltser>: Hey guys, I was wondering if you could talk a little bit more detail about linearity in the quarter month-to-month in the June quarter?

<A – Balu Balakrishnan>: In the June quarter our bookings were very strong actually in the first two months, in June we saw a significant decline in our bookings.

<A – John Cobb>: But the shipments during the quarter were fairly linear.

<Q – Lee Zeltser>: Uh-huh. So – okay and if I understand the guidance correctly, the seasonal pattern going in to the second half it’s going to be little more weighted towards back half – second half, is that your expectation?

<A – Balu Balakrishnan>: Yeah, that’s what it looks like right now based on our forecast from our sales people.

<Q – Lee Zeltser>: Okay.

<A – John Cobb>: And if you go through the math we said 6 percent to 12 percent for the third quarter...

<Q – Lee Zeltser>: Right.

<A – John Cobb>: ...and that would imply the fourth quarter would be around 8 percent. So we are expecting lower growth in the third quarter, but more growth in the fourth quarter than what we have historically seen.

<Q – Lee Zeltser>: Right, understood. Okay. And as you look to the pricing – I know you have been aggressive in 2004 in an effort to gain share and drive volume, how long do you think this is going to continue?

<A – Balu Balakrishnan>: Well, the adjustments we made in 2004, you know, continue to impact us, you know, through this year.

<Q – Lee Zeltser>: Uh-huh.

<A – Balu Balakrishnan>: But we are also making significant cost reductions, so – and from margin point of view, you know, we are doing, you know, we will maintain the margins unless there is a dramatic change in the marketplace. So as far as pricing it looks like the softness in the last month or month and a half has prevented competitive solutions from, you know, increasing their prices, they have decided to leave the price alone especially at high-volume customers.

<Q – Lee Zeltser>: Uh-huh.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<A – Balu Balakrishnan>: So – but, you know, we continue to reduce our costs, you know, we reduced – we are reducing our test costs, we are reducing our silicon costs and we will continue to do that in fact we have plans so that continue to reduce the cost for the next two to three years.

<Q – Lee Zeltser>: Okay. If you – I can ask the question a little bit differently, how much would you say your ASP is, not on a mix adjusted basis but just on a product to product basis? How much have they dropped this year or how much should they drop this year?

<A – John Cobb>: Probably in the high single digits.

<Q – Lee Zeltser>: Okay.

<A – Balu Balakrishnan>: And that’s the result of the pricing adjustments we made last year.

<Q – Lee Zeltser>: Right. Okay, thank you very much.

Operator: We will go next to Andrew Huang, American Tech Research.

<Q – Andrew Huang>: Hi, I just wanted to clarify one thing on the end market demand. So was the commentary suggesting that second half demand is not what you expected it to be?

<A – Balu Balakrishnan>: For the end market perspective yes.

<Q – Andrew Huang>: Okay. And is there any one particular end market where you are seeing more weakness more relative weakness than others?

<A – John Cobb>: Cell phone, probably on relative basis but frankly it seems somewhat broad based but probably more so in cell phones than in other areas. And again this is relative to expectations, and not just our expectations but I think a lot of other people.

<A – Balu Balakrishnan>: But as you notice, we are growing market share very, very nicely in consumer and computer and industrial markets.

<Q – Andrew Huang>: Okay.

<A – Balu Balakrishnan>: So it is overall, the expectation is lower as you know, widely reported. It looks like the first half of the year was stronger than expected and relative to the second half, you know, the cyclical I mean, the seasonality is a little different in that respect.

<Q – Andrew Huang>: Okay, and I was wondering you know, maybe without giving away too much competitive information if you could give us a sense of you know, the number of units you shipped to cell-phone type customers, what the sequential growth was?

<A – John Cobb>: To cell-phone customers. So our cell-phone revenue sequentially was down about 7 percent.

<Q – Andrew Huang>: Okay. So I guess then the question is you know, you said in your prepared remarks that you are confident that you are not losing share in the cell-phone market.

<A – John Cobb>: Right.

<Q – Andrew Huang>: If you look at the top five cell-phone manufacturers, in units they reported a sequential increase.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<A – John Cobb>: Yeah, one thing that we have always commented on is that we never align with the end market. So as an example, our shipments to Samsung were down sequentially from the first quarter and as Balu mentioned earlier that was due we believe to transition from leaded components to lead-free components. We are very confident of our position at Samsung in terms of you know, we know that a portion of the business Fairchild has but we have all the remaining business. So we know that and we have very high level of confidence in that. And Motorola as an example, they were down sequentially, but our shipments to their suppliers were up sequentially more than 30%, which is just on the flip side of how we just don’t always align perfectly with our end customers.

<Q – Andrew Huang>: Right.

<A – John Cobb>: And then as you know, we do have a large exposure to China and while we don’t have final information there, the preliminary indications are that things are still a bit weak in China.

<Q – Andrew Huang>: Okay, thank you.

<A – John Cobb>: Sure.

Operator: And once again ladies and gentlemen, that was “star-one” for questions or comments at this time. Again, “star-one” for questions or comments. We will go next to Sumit Dhanda with Banc of America.

<Q – Jason Jones>: Hi, this is Jason Jones for Sumit. Just a quick question on the pricing environment in your other segments besides handsets. Can you comment on it a little bit?

<A – Balu Balakrishnan>: Could you repeat that question. I missed the last line.

<Q – Jason Jones>: Sorry. Could you comment on the pricing environment in the other segments besides handsets?

<A – Balu Balakrishnan>: Actually, the pricing environment is pretty much independent of the market segment to a large extent I should say and the reason for that is that we sell our products to power supply manufacturers, who then sell the power supply, whether it’s for a DVD or it’s for a cell-phone or it’s for a set-top box. So our customers are pretty much the same. So the pricing issue is you know, across the board. The only difference would be in something like industrial markets which are very fragmented and many times we sell directly to the OEM. But that’s a very small portion of our market.

<Q – Jason Jones>: Okay, thank you.

<A – Balu Balakrishnan>: You’re Welcome.

Operator: We will go next to Randle Reece with Waddell and Reed.

<Q – Randle Reece>: Hi.

<A>: Hi.

<Q – Randle Reece>: I was just running some math, looking historically at your vertical mix and the percentages you reported in your guidance here now for communication. I come up with a single digit revenue growth for ‘04 over ‘03, which was down from ‘02 and ‘02 had a big growth on top of the weak comparison than ‘01. It just looks like that this segment of the business is long-term floundering along. And I am wondering why this shouldn’t count strongly in ‘05?

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<A – Balu Balakrishnan>: Yeah, that’s a good question. If you look at our shipments in Q2 versus the same time last year, in terms of unit shipments, we grew 16 percent, which is consistent with the market growth. But in terms of revenue growth, it was about 2 percent mainly because of the shift towards lower power products and also because of price erosion – price reduction over time. So in the cell-phone market, we have not gained market share, we have maintained our market share but we haven’t gained that and that’s why we believe the LinkSwitch will help us penetrate the other half of the market which have — we haven’t been able to address. So the main reason for that is that we have already a very high percentage of the high end market and we are finding it – finding that our customers are not willing to give us 100 percent of their business, they always want to have a discrete or some other alternate solution as at least part of their you know business so that they can keep us honest and beat up on us on pricing. So the growth going forward will come from the low end of the market, which will be the – will, be replacing linear transformers with the LinkSwitch. So for the last year or year and a half, our share has been fixed in the cell phone market and we have grown with the market in terms of units. But going forward we believe that we can grow our market share in cell phones.

<Q – Randle Reece>: I – it seems to me just within the universe of hand sets that what I would characterize as high end would need an advanced charger would be growing sequentially through the hand set numbers which makes it seem like ASP’s for you and mix for you has to have been pretty negative over quite a period of time to not capture any real revenue growth out of that?

<A – Balu Balakrishnan>: Well two things. The high end phones, the power levels have come down dramatically. I mean if you just look at two years ago, the high end phones required anywhere between 6 to 9 Watts. Now the same high-end phones thanks to all the power management and you know improvements in cell phone design that they require only anywhere between one and half to two and half Watts to charge the battery. So that has reduced our ASP because now they can use a lower power product. But if you really look at the numbers, unit volumes shipped you know, we – we have maintained our share, it’s just a question of increasing our share through the replacement of linear transformers. Now in terms of the ratio between linear and the high-end chargers you know it varies quite a bit from one OEM to the other. If you look at Nokia, most of their phones use the linear transformer-type charger. That’s also true for a significant portion of the China market, which is the PHF phone; they are all linear right now. So there is a large percentage which is more than half of the cell phone market that continues to use linear transformers although they are all in the process of redesigning them to use the switching type of solutions which we support and over the next you know, few years they will all be converted into switching solutions or high end solutions because of the energy efficiency requirement.

<Q – Randle Reece Should you have enough visibility in terms of design wins to feel pretty comfortable that revenues are accelerating for you sometime over the next year and a half or do you need more than what you have in hand now?

<A – Balu Balakrishnan>: Well, to a large extent, it depends upon how quickly the OEM’s convert from linear transformers to high-end solutions. Frankly, I am disappointed at the rate at which it is happening. I expected them to switch a lot faster. Having said that, we have been able to do that at four large customers with LinkSwitch so, which is what we expected in terms of design wins at the beginning of the year. However these four customers have had delays in their products and also the volumes they projected were a lot higher than they are actually buying now although long term that doesn’t change anything, they are still saying they are going to convert over to the electronic solutions but it’s just that it is happening slower.

<Q – Randle Reece>: Okay, thank you very much.

<A – Balu Balakrishnan>: You are welcome.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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Operator: We will go next to Elliot Glazer with Dupasquier

<Q – Elliot Glazer>: Yes, gentleman I apologize if this question has already been asked. Can you give us a description of both your inventories and your opinion of your customers’ inventories?

<A – John Cobb>: Well, our inventories were down from the prior quarter, and we are at 3.9 turns, which is at the high end of our target range, so we are in outstanding shape. Our distributors and as I mentioned in the script, our distributors we recognize revenue on sell-through, so they typically don’t carry much inventory and at end of the last quarter they only had 4 weeks of inventory. And while we don’t have perfect visibility into the actual OEMs or charger manufacturers themselves, we believe their inventories at this point in time are fairly lean. So in general, the inventory throughout is fairly low.

<Q – Elliot Glazer>: Thank you very much.

Operator: We will go next to Shawn A. Slayton with SG Cowen.

<Q>: Hi Balu and John, this is Deepak Sitaraman I’m in for Shawn.

<A – Balu Balakrishnan>: Hi Deepak.

<Q Deepak Sitaraman>: Hi. I know you guys have touched on this briefly but can you go over sort of where you see room for improvement or where you see the opportunities in the cell-phone charger market?

<A – Balu Balakrishnan>: Well the biggest opportunity we have is to replace the linears, if there is no question in my mind that over the next you know, 2 or 3 years all of the linears will be replaced for many reasons, one is the energy efficiency, number one is energy efficiency. There are many regulations and they are spreading to a wider range of products in more countries including China, Australia, Taiwan and so on, and certainly Europe and US. The second reason is that the linears which are you know, which have lot of material contents I mean they are made of lot of raw materials like copper and iron the price of those raw materials have gone up dramatically over the last year. Copper is almost doubled and iron has gone up about 30 percent to 40 percent. And the predictions are that these will remain here or continue to increase in price as the economy improves worldwide. So, the linears are becoming more expensive, they are becoming less desirable from an energy efficiency point of view, and also I think that once you switch over a portion of that market to the electronic power supplies, it will be harder for the remaining market to continue to sell linears. One of reasons linears are so cheap is because of their volume, they are manufactured in such high volume, but if you take some of the demand away it will be less incentive for the linear power supply manufacturers to offer the prices they are offering because they will be running at much lower volumes.

<Q – Deepak Sitaraman>: Great, also on the competitive front you have talked about discretes but are you aware of any activity from integrated competitors?

<A – Balu Balakrishnan>: Certainly, we have a number of integrated competitors. At the moment the most active are Fairchildand ST and they do have a small portion of our market. And I think you know, the we have talked about that last year at Fairchild, they have a small portion of the cell-phone market, we used to have 100 percent of the market and you know, before that they had a portion of the market and now they have come back and they have a small portion of the market. However, they have one design at one of the seven or eight subcontractors that supply to Samsung, and the subcontractor which uses Fairchild, also uses us in all other designs except this one model, and that situation hasn’t changed in the last 3 or 4 quarters.

<Q>: Okay, great thank you very much.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<A – Balu Balakrishnan>: You are welcome.

Operator: The next question comes from Todd Cooper with Stephens Incorporated.

<Q – Todd Cooper>: Yeah Balu, to address a previous question regarding cell-phone growth, maybe from a different perspective, can you tell us why you were just now able to penetrate LG and Alcatel?

<A – Balu Balakrishnan>: LG has used linears for a long time, it’s been a significant percentage of their business and so with the LinkSwitch we are able to replace those linears, and in the process we are also able to get into the high-end of their business. We have also significantly expanded our sales force in Korea to be able to go after new customers not only LG many medium and small sized customers.

<Q – Todd Cooper>: What percentage of LG’s business you think you have now?

<A – Balu Balakrishnan>: You know, actually I don’t have that information with me; I know we have got several . . ..

<A – John Cobb>: Todd – Todd I would estimate it somewhere between 20 and 30 percent, based on what we ship to them and the handsets they ship.

<Q – Todd Cooper>: Okay and who did you compete with to win that business, what type of competitors, discrete or the —

<A – Balu Balakrishnan>: Well it’s discrete, it is the – linear transformers and also the integrated competitors I talked about.

<Q – Todd Cooper>: Where is the next-biggest opportunity in like an LG for you to penetrate?

<A – Balu Balakrishnan>: Well, we still have a lot of opportunity within LG; we only have a small percentage as – as we said before, but we have significant opportunity in China. And of course Nokia is a big one too.

<Q – Todd Cooper>: Is Nokia’s attitude towards using solution like yours have changed?

<A – Balu Balakrishnan>: It’s definitely changing. They are asking their vendors to propose electronic solutions that will meet the energy-efficiency guidelines. And they will have also signed up to meet the European guidelines which is voluntary, but they are signed up to it, but it’s gradually you know, it’s – it’s a gradually increasing percentage of their business, and not to forget Motorola still uses linears on a portion of their chargers and we are certainly going after those.

<Q – Todd Cooper>: Okay, thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We will go next to follow up from Steve Smigie with Raymond James.

<Q – Steven Smigie>: Great thank you very much. I was wondering if you could comment on the – you talked about linear, I’m sorry did you discuss July at all, if you could you talk about that briefly.

<A – John Cobb>: The only comment that on July at this point, is we mentioned that Balu mentioned earlier that the orders were strong in April and June and – April and May and weakened in June and they have continued to be fairly weak in July.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<Q – Steven Smigie>: Okay, that – that’s pretty normal, to see weakness in July.

<A – John Cobb>: Not to the degree that we are seeing it.

<Q – Steven Smigie>: Okay, fair enough. And then if you could comment on lead time, I know there has been very short viewing, you had pretty high turns again, did they extend it all or are they still in the same place?

<A – Balu Balakrishnan>: Not for us, but the competitive products what we hear from customers is the lead-times have come down a little bit, because of the softness in the market.

<Q – Steven Smigie>: Right, okay great thank you.

Operator: Once again ladies and gentleman that was “*1” for questions, again “*1” for your questions or comments, we will go next to Lee Zeltser with Needham & Company.

<Q – Lee Zeltser>: Okay you guys, gave a breakout in terms of product revenue through LinkSwitch and DPA-Switch I think you said about 6 percent, if you can just give that a little bit more detail, how much of that is the DPA-Switch?

<A – Balu Balakrishnan>: It is a smaller percentage, Link is going to be a significant portion of that, we won’t know for sure until the – you know end of the year; the reason is because they are ramping up, by definition they are back-end loaded.

<Q – Lee Zeltser>: Uh-huh.

<A – Balu Balakrishnan>: And depending upon one or two programs it can change quite significantly.

<Q – Lee Zeltser>: Okay.

<A – Balu Balakrishnan>: But you know, you could assume that the LinkSwitch is a – a bigger portion of that 6 percent.

<Q – Lee Zeltser>: Uh-huh, can you just give us some design-win metrics, how many design-wins do you now have for DPA-Switch and LinkSwitch and what was – you know, what’s the good way of kind of tracking progress and when would you expect those to more significantly contribute to revenues?

<A – Balu Balakrishnan>: Unfortunately all design-wins are not created equal, you know, we have probably 15, 20 design-wins on DPA-Switch but they are smaller volume.

<Q – Lee Zeltser>: Okay.

<A – Balu Balakrishnan>: And the LinkSwitch we probably have a similar number however, the four large volume design-wins I talked about is cell-phones . .. .

<Q – Lee Zeltser>: Uh-huh.

<A – Balu Balakrishnan>: . . . by far dominates the volume. The rest of them are relatively small because they’re in industrial applications and appliances. So you know, giving you a number on the design-wins is – is not a very good way to gauge the revenue impact, the best way I would describe it is we have four significant – when you say large volume we are talking about at least 100,000 pieces a month.

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<Q – Lee Zeltser>: Okay.

<A – Balu Balakrishnan>: And some of them are several hundred thousand pieces in case of LinkSwitch, whereas DPA-Switch has a very high – they are relatively high ASP, an ASP on a DPA-Switch will be a little over a dollar, whereas a LinkSwitch it will be closer to one third of a dollar. So again that also has an impact on the overall revenue generated.

<Q – Lee Zeltser>: Okay, with that said if we are kind of talking the low-volume applications for DPA-Switch, what changes that – what’s kind of a good milestone that we can see where DPA-Switch becomes a bigger contributor?

<A – Balu Balakrishnan>: I think that as we get into the Voice over IP and Power-over-Ethernet applications . . ..

<Q – Lee Zeltser>: Uh-huh.

<A – Balu Balakrishnan>: ...we will start seeing more significant volumes that the DC to DC market in general is very fragmented lots of lower and medium volume designs. But there are certain areas where the volumes are quite high and one of them is power-over-Ethernet and we are very optimistic about getting some design wins there.

<Q – Lee Zeltser>: Okay. I mean does part have to do with the growth of the point-of-load market or is the DPA-Switch not a point-of-load product?

<A – Balu Balakrishnan>: It is not a point-of-load product.

<Q – Lee Zeltser>: Okay, it’s a brick oriented product or —?

<A – Balu Balakrishnan>: Yeah, the easiest way you can describe it is, it converts 48 volts down to lower voltages whereas point-of-load, usually low voltage products that converts 12 volts down to 1.1 or whatever.

<Q – Lee Zeltser>: Okay.

<A – Balu Balakrishnan>: So we don’t play in that market at all, we play in the distributed power architectures market.

<Q – Lee Zeltser>: Okay, understood. Thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We will go next to John Slavikwith Westfield Capital Management.

<Q – John Slavik[ph]>: Hi, sorry if this is redundant on – Balu could you characterize that most recent LinkSwitch design win at the OEM is – are we talking of top ten OEM, top five OEM?

<A – Balu Balakrishnan>: I would say three out of the four I described they are probably in the top ten. The other is the lower volume, but they are still high volume meaning that they are still a 100K plus per month. But, you know a couple of them are in several hundred K per month.

<Q – John Slavik>: Okay. And just one more thing on the design win at Cisco maybe just a little more granularity on that side and for DPA-Switch please?

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Power Integrations Inc.	POWI	Q2 2004 Earnings Call	Jul. 21, 2004
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<A – Balu Balakrishnan>: Sure, this is a – this goes in to an Ethernet stackable switch, which is actually a medium-to-high volume product-line from our point of view and for Cisco it maybe a large volume because its sell whole systems. But it is a, you know, it ramps up over a period of a year or so, it’s starts at about, you know, few thousand pieces but it goes up to 50 to a 100,000 pieces by beginning of 2006 it ramps up over a year – year to a year and a half. It’s actually a pretty, you know, medium to high volume business.

<Q – John Slavik>: Okay, thanks a lot.

<A – Balu Balakrishnan>: Thanks.

Operator: And ladies and gentlemen, that does conclude today’s question and answer session. At this time I would like to turn the conference back over to Mr. Balakrishnan please go ahead.

Balu Balakrishnan, President, Chief Executive Officer and Director

Thank you, that concludes our call this afternoon. Thanks everyone for joining us, we look forward to seeing many of you at the upcoming conferences. Thank you.

Operator: Once again ladies and gentlemen, that concludes today’s call, thank you for your participation, you may disconnect at this time.

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